Exhibit 10.1
November 13, 2008
Mr. Richard M. Smith

Re:	BioScrip, Inc. and Subsidiaries
Dear Rick:
     BioScrip, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment as the Company’s President and Chief Operating Officer, according to the terms and subject to the conditions set forth below. The terms and conditions of your employment would be as follows:

1. POSITION AND DUTIES:	President and Chief Operating Officer (“COO”) based in Elmsford, New York.

You would report primarily to, and would have such duties as assigned to you from time to time by the Company’s Chief Executive Officer or as directed by Board of Directors. You will be provided with full authority to act as the Company’s COO and take all actions as are necessary to fulfill your position, and all employees at the Company, other than the Chief Executive Officer, the General Counsel, the Chief Financial Officer and each of their respective direct and indirect reports, shall report directly or indirectly to you. You acknowledge and understand that you are an employee at will.

2. BASE COMPENSATION:	Your annual base salary would be $475,000 payable bi-weekly or at such other times as other employees of the Company are paid. You would be reviewed annually according to company practice.

3. PARTICIPATION IN HEALTH
AND OTHER BENEFIT PLANS:	During your employment with the Company, you would be permitted, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company and its subsidiary and affiliate corporations, commensurate with your position and level of individual contribution, at the Company’s discretion. The Company may terminate or amend any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable there under.

4. BONUS:	You would be eligible to participate in BioScrip’s Management Short-term Cash Bonus Program as long you remain continuously employed with BioScrip through the last date of the fiscal year on which a bonus is based.

Mr. Richard M. Smith
November 13, 2008

Your target bonus would be at level of 50% of your base salary in 2009, which would be based on individual targets recommended by the Chief Executive Officer and approved by the Board of Directors. Any bonus, if payable, shall be paid as and when bonuses are paid to management generally, but in any event, no later than 30 days after the completion of the Company’s prior year audit.

5. EXPENSES:	Subject to such policies as may from time to time be established by the Company’s management, the Company would pay or reimburse you for all reasonable and necessary expenses actually incurred or paid by you during your employment upon submission and approval of expense statements, vouchers or other reasonable supporting information in accordance with the then customary practices of the Company. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.

6. EQUITY COMPENSATION:	You would be granted (i) 105,000 stock options which would be awarded at the current market price on the date your employment commenced, and (ii) 120,000 performance shares having the financial performance measurements and time measurements as are set forth in the performance share certificate accompanying this document. As a consequence of having received these sign on grants, you will not be eligible to receive ling-term incentive compensation awards until the management grant in 2010; provided, however, that the Company’s Board or its Management Development and Compensation Committee (the “Committee”) may, in its sole and absolute discretion, award a grant to you in 2009.

7. VACATION:	You would initially be entitled to four weeks (20 business days) vacation per year during the term of your employment.

Mr. Richard M. Smith
November 13, 2008

8. SEVERANCE:	You would be entitled to two years of severance under the terms of a Severance Agreement attached hereto.

9. RELOCATION AND LEGAL REVIEW	Beginning May 15, 2009, the Company will reimburse you for three months of temporary housing expenses, not to exceed $2,500 per month, exclusive of meals and transportation. You would also be entitled to reimbursement of up to $30,000 towards the cost of relocating your principal residence to the New York tri-state area. In order to facilitate your home search, the Company would pay for two round trip coach airfares for your spouse or partner. The Company would also reimburse you for up to $12,500 towards legal expenses in connection with the review of these documents.

10. FEDERAL IMMIGRATION LAW:	For purposes of federal immigration law, you would be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your commencement date, or our employment relationship with you may be terminated.

11. RESTRICTIVE COVENANT:	As a condition to your employment with the Company, you will be obligated to enter into a restrictive covenant agreement between you and the Company, covering, among other things, non-competition provisions, non-solicitation provisions, and the protection of the Company’s trade secrets. That agreement is attached.

12. OTHER TERMS:	Your employment and restrictive covenants would include customary and usual terms, provisions, conditions and representations as are found in the Company’s similar arrangements with its employees.

13. INDEMNITY:	You will be provided indemnity to the fullest extent permitted under the Company’s certificate of corporation, bylaws or any other organizational document or to the maximum extent provided by Delaware law. The Company will provide you with usual and customary directors and officers liability insurance.

14. CORPORATE APPROVAL:	The Company’s Management Development and Compensation Committee has approved the material terms of this employment offer.

Mr. Richard M. Smith
November 13, 2008

     This offer supersedes all prior offers, both verbal and written. Please call me to discuss any questions or comments that you may have regarding these terms. Please return your paperwork by mail or fax to:
BioScrip, Inc.
Attn: Barry A. Posner
100 Clearbrook Road
Elmsford, NY 10523
Fax: 914-460-1670
We are very pleased at the prospect of you joining our team!

Sincerely yours,

BIOSCRIP, INC.

By:

RESTRICTIVE COVENANTS
(Attachment to Offer Letter of Richard M. Smith)
     Covenant Against Competition; Other Covenants. You acknowledge that (i) the principal business of the Company (for purposes of these restrictive covenants, the “Company” shall include its subsidiaries and affiliates (as that term is defined in Rule 12-b2 of the Securities Exchange Act of 1934, as amended from time to time)) is the provision of a broad range of prescription products and services designed to promote the cost-effective delivery of pharmacy benefits, including pharmacy benefit management services, claims processing, the purchasing of pharmaceutical products on behalf of pharmacy networks and long term care facilities (including assisted living facilities and nursing homes), specialty pharmaceutical programs and mail order pharmacy services, including the dispensing of prescription pharmaceutical products, and the sale and distribution, on a retail and wholesale basis, of OTC’s, vitamins, supplements, herbals and other goods typically offered for sale through a retail, mail order or internet on-line pharmacy (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company’s Business; (iii) is national in scope; (iv) your work for the Company will give you access to the confidential affairs and proprietary information of the Company; (v) your covenants and agreements contained in these Restrictive Covenants are essential to the business and goodwill of the Company; and (vi) the Company would not have offered you employment but for the covenants and agreements set forth herein. Accordingly, you covenant and agree that:
          (a) At any time during your employment with the Company and ending two years following termination of your employment with the Company(irrespective of the reason for such termination) or (ii) payment of any severance, whichever occurs last, you shall not engage, directly or indirectly, in sales or marketing or otherwise assist any company or other business entity (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity other than the Company), engaged in (i) the Business or (ii) any material component of the Business; provided, however, that the Executive’s ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation shall not be deemed to constitute competition. Notwithstanding the foregoing, commencing 18 months after the termination of your employment, you may elect to forego continued severance at which time you will be released from your obligations under this Section (a)
          (b) During and after the period during which you are employed, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the Business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by you heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), including, without limitation, information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company and its affiliates, (ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of you or is received from a third party not under an obligation to keep such information confidential and without breach of these Restrictive Covenants or the Agreement. Notwithstanding the foregoing, this section (b) shall not apply to the extent that you are acting to the extent necessary to comply with legal process; provided that in the event that you are subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, you shall immediately notify the Company thereof.
          (c) During the period commencing on the date hereof and ending twelve months following the date upon which you shall cease to be an employee of the Company or its affiliates, you shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company or any of its affiliates, any employee or independent contractor thereof or hire (on your behalf or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within one year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates, or (ii) solicit, contact, market to, work for, or assist others in soliciting any customer or client of the Company with whom the Company was in contact with or was providing goods and services to at the time of your termination of employment with the Company. During such period, you will not, whether for your own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.
          (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. Rights and Remedies upon Breach of Restrictive Covenants.

          (a) You acknowledge and agree that any breach by him of any of the provisions of sections (a) through (d) above (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):
          (b) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. (c) The right and remedy to require you to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by you as the result of any transactions constituting a breach of the Restrictive Covenants, and you shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.
          (d) You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by you, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
Agreed to and accepted by:

Richard M. Smith